December 8, 1999


VIA FACSIMILE: (714)834-0407
AND FIRST CLASS U.S. MAIL
----------------------------

Starr & Walters
1450 N. Tustin Avenue
Suite 223
Santa Ana, CA  92704

Re:      Form 8-K -- CEC Properties, Inc.

Gentlepersons:

Attached please find Registrant's disclosure with regard to Item 4, Changes in Registrant's Certifying Accountants, of its Form 8-K, regarding your engagement. Please review the disclosure. Please furnish the Registrant with a letter addressed to the Securities and Exchange Commission, stating whether you agree with the statements made by the Registrant in response to Item 304(a) and, if not, stating the respects in which you do not agree with the statements made by the Registrant. Please promptly provide such a letter and it shall be filed as an exhibit to the Form 8-K.

Thank you for your courtesy and cooperation. If there are any questions, please do not hesitate to contact me.

Sincerely,

CEC PROPERTIES, INC.



By:/S/ Paul Balalis
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   Paul Balalis, President